Exhibit 99.1

BioTime’s Subsidiary Cell Cure Neurosciences Ltd. Awarded $1.33 Million Grant From Israel’s Office of the Chief Scientist

ALAMEDA, Calif. & JERUSALEM--(BUSINESS WIRE)--August 1, 2012--BioTime, Inc. (NYSE MKT: BTX) and its subsidiary Cell Cure Neurosciences Ltd. (Cell Cure) today announced that Cell Cure has been awarded a grant for 2012 of 5.04 million Shekels (approximately $1.33 million) from Israel’s Office of the Chief Scientist (OCS) to help finance the development of OpRegen®, a cell-based therapeutic product in development by Cell Cure for the treatment of age-related macular degeneration. Cell Cure’s plans for the development of OpRegen® include filing an application to commence human clinical trials in 2013.

“We wish to thank the Office of the Chief Scientist for their participation in advancing this important new application of regenerative medicine,” said Charles Irving, PhD, Chief Executive of Cell Cure. “The dry form of age-related macular degeneration is estimated to afflict over 7.3 million people in the United States alone. We anticipate that OpRegen® will make a real difference in the quality of life of the aging population in many industrialized countries, and hence it is a strategic investment for not only Israel, but the world as a whole.”

“Age-related macular degeneration is a severe form of acute vision loss and the leading cause of blindness in an aging population. It affects that part of the retina most critical in everyday tasks such as reading and face recognition. I join with Dr. Irving in thanking OCS for their generous support in accelerating these advances in stem cell biology into the clinic,” said Benjamin Reubinoff, MD, PhD, Chief Scientific Officer of Cell Cure and Chairman of Obstetrics and Gynecology and Director of the Hadassah Human Embryonic Stem Cell Research Center at Hadassah University Medical Center, Jerusalem, Israel.

The OCS has previously provided grants to Cell Cure. Cell Cure will pay a 3.5% royalty to the OCS on revenues from OpRegen® until total royalties paid equal 100% of the amount of the grants plus interest at a LIBOR rate.

About the Office of the Chief Scientist

The Office of the Chief Scientist in the Ministry of Industry, Trade and Labor is charged with the execution of government policy for the support of industrial R&D. The goal of the OCS is to assist in the development of technology in Israel as a means of fostering economic growth, encouraging technological innovation and entrepreneurship, leveraging Israel’s scientific potential, enhancing the knowledge base of industry in Israel, stimulating high value-added R&D, and encouraging R&D collaboration both nationally and internationally. A variety of ongoing support programs developed and offered by the OCS play a major role in enabling Israel to be a key center for high-tech entrepreneurship.

About Cell Cure Neurosciences Ltd.

Cell Cure Neurosciences Ltd. was established in 2005 as a subsidiary of ES Cell International Pte. Ltd. (ESI), now a subsidiary of BioTime, Inc. (NYSE MKT: BTX). Cell Cure is located in Jerusalem, Israel on the campus of Hadassah University Hospital. Cell Cure's mission is to become a leading supplier of human cell-based therapies for the treatment of retinal and neural degenerative diseases. Its technology platform is based on the manufacture of diverse cell products sourced from clinical-grade (GMP) human embryonic stem cells. Its current programs include developing cells for the treatment of macular degeneration, Parkinson's disease, and cells potentially useful in treating multiple sclerosis. Cell Cure's major shareholders include BioTime Inc., Hadasit BioHoldings Ltd. (Tel Aviv Stock Exchange: HDST), and Teva Pharmaceuticals Industries Ltd. (NYSE: TEVA). Additional information about Cell Cure can be found on the web at www.cellcureneurosciences.com.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority-owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap™ database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes”, “plans”, “anticipates”, “expects”, “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390 ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall
510-521-3390 ext. 301
jsegall@biotimemail.com